Exhibit 99.4
CONSENT OF PROSPECTIVE DIRECTOR
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Allied World Assurance Company Holdings, AG (“Allied World”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto (the “Registration Statement”), as a person who is to become a director of Allied World, conditioned upon approval of such by the shareholders of Allied World and upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 12, 2011, between Allied World, Transatlantic Holdings, Inc. and GO Sub, LLC), and to the filing of this consent as an exhibit to the Registration Statement.
Date: July 7, 2011

By:	/s/ Michael C. Sapnar